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                                                                   EXHIBIT 10.21

                    SOFTWARE ASSIGNMENT AND LICENSE AGREEMENT

         This AGREEMENT (the "Agreement") made this 28th day of September, 2000, by and between Rushmore Securities Corporation., a Texas corporation (hereinafter called "Assignor"), and MV Technologies, LLC, a New York limited liability company (hereinafter called "Assignee").

         WHEREAS, Assignee wishes to purchase from Assignor that certain software program, including source and object code, received by Assignor on June 15, 1999, from Block Trading Inc. as set forth in the Asset Purchase Agreement dated June 15, 1999, between Block Trading Inc. and Rushmore Securities Corp. (hereinafter "the Work"); as amended by an agreement entitled "Amended Asset Purchase Agreement" dated October 18, 1999 between such parties; and

         WHEREAS, Assignee is simultaneously with the execution of this Agreement granting back to Assignor a perpetual, non-exclusive license in certain rights in the Work and in Derivative Works of the Work.

         IT IS THEREFORE agreed between Assignor and Assignee as follows:

                                   DEFINITIONS

"DERIVATIVE WORK" means (i) without limitation, any computer program, modification, addition, enhancement, new version, sequel, adaptation, audio-visual display, or interface element, in any form or medium whatsoever, that is derived in any manner from the Work, or any part or aspect thereof, or that uses or incorporates the Work or any part or aspect thereof; and (ii) any "derivative" work of the Work, or any part or aspect thereof, as defined in the Copyright Law of the United States of America, 17 U.S.C. Section 101 et seq.

"INTELLECTUAL PROPERTY RIGHTS" shall mean any and all rights that may exist from time to time in this or any other jurisdiction, whether foreign or domestic, under patent law, copyright law, publicity rights law, moral rights law, trade secret law, trademark law, unfair competition law and other similar protections. Intellectual Property Rights shall include all of these rights and protections regardless of whether or not such rights or protections are registered or perfected.

                                   ASSIGNMENT

         1.       Grant.

                  (a) The Work. Assignor hereby sells, grants, transfers, assigns, agrees to assign and conveys to Assignee, its successors, assigns and legal representatives, all worldwide title, right, interest, ownership and all subsidiary rights, including any and all Intellectual Property Rights, that Rushmore owns in and to the Work, and including the right to sue for past infringement or misappropriation of such Intellectual Property Rights and collect damages associated therewith, the same to be held and enjoyed by Assignee for its own use and benefit and for the use and benefit of its successors, assigns and legal representatives, as fully and entirely as the same would have been held by Assignor had this assignment not been made. Assignee recognizes that Assignor is developing enhancements and derivatives of the Work (hereinafter "Rushmore Enhanced Software") which will not include partitions of the Work and that no rights to Rushmore Enhanced Software is herein being transferred. Assignee shall have no rights to any further enhancements or derivatives of the Work that are produced by or on behalf of Assignor, and Assignee agrees that Assignor shall have full ownership and unrestricted use of the Rushmore Enhanced Software. Within five days after execution of this Agreement, Assignor will provide Assignee (i) a copy of the source code of the Work, and (ii) copies of all enhancements of the Work received from Blackwood Securities LLC and Blackwood Trading LLC (hereinafter "Blackwood") as of the execution date of this Agreement, said enhancements itemized by date received.

         (b) Trademarks. Assignor hereby grants to Assignee any right and title currently owned by Assignor in the trademarks "Block" and "Block Trading," along with any goodwill associated with the trademarks.

         (c) SmashTrade Source Code License Agreement. Assignor hereby assigns to Assignee that certain agreement between Rushmore Securities Corporation and SmashTrade.com, Inc. entitled "Source Code License


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Agreement" dated September 10, 1999, and Assignee agrees to assume all rights and obligations thereunder and to be bound by the terms of said certain agreement.

         (d) Blackwood Agreements. Assignor hereby assigns to Assignee that certain agreement entitled "Software Assignment and Settlement Agreement" between Block Trading, Inc., RAD Holdings, LLC, Blackwood Trading LLC and Blackwood Securities LLC" dated April 8, 1999, and the amendment to said agreement entitled "Amendment to Software Assignment and Settlement Agreement" between the same parties dated August 26, 1999, and Assignee agrees to assume all rights and obligations thereunder and to be bound by the terms of said agreement.

         2. Consideration. The consideration for the transfer and assignment made by this Agreement, is the payment to Assignor by Assignee of One Million Five Hundred Thousand Dollars ($1,500,000), payable by Assignee to Assignor on the execution of this Agreement by certified check or wire transfer of immediately available funds.

         3. License Back.

            (a) Grant. Assignee grants to Assignor a worldwide, non-exclusive, non-transferable, except as provided below, irrevocable, paid-up license to use, create Derivative Works of, publicly perform and publicly display the Work. Assignor will use the Work only for its own internal use (other than for on-site day trading) and will not sell, sublicense, market, distribute, or otherwise transfer the Work to any third party except that Assignor may use, lease, and sell the Rushmore Enhanced Software or its derivatives, in any manner whatsoever. The licenses under this section are assignable without consent of the assignee upon the sale of substantially all the assets of the Assignor; provided, that an assignment of the licenses of this section within a period of 2 (two) years from the date of this Agreement, to any person or entity that is, or that controls, is controlled by or under common control with any person or entity that is, engaged in on-site day trading shall require the prior written consent of Assignee (which may be withheld in its sole discretion).

            (b) Rights To Copies Of Improvements. Assignee will promptly provide at no cost to Assignor copies of all modifications of the Work that Assignee receives from Blackwood or other third parties.

            (c) Taxes. To the extent any taxes arise out of or are related to the licenses under this section, Assignor, as licensee, will be responsible for and will pay such taxes (excluding any taxes based on the net income of Assignee, as licensor).

         4. Representations. Assignor represents that no consent is required of a third party to enter into this Agreement and that no liens exist on the Work. Assignor further represents to the best of its knowledge, no letters alleging infringement of any copyright or patent related to the Work have been received by Assignor. Assignor also represents that copies of all agreements entered into by Assignor relating to the Work have been provided to Assignee, which are listed on Schedule A.

         5. DISCLAIMER OF WARRANTIES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE WORK IS PROVIDED "AS IS." THE PARTIES HAVE NEGOTIATED THIS AGREEMENT WITH DUE REGARD FOR ASSIGNEE'S BUSINESS RISK ASSOCIATED WITH ASSIGNEE'S USE OF THE WORK AND DEVELOPMENTS AND ALL WARRANTIES ARE DISCLAIMED, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT. ASSIGNOR DOES NOT WARRANT THAT THE WORK, WILL PERFORM UNINTERRUPTED OR ERROR FREE. NOR DOES ASSIGNOR WARRANT THAT SUCH WORK SHALL MEET ASSIGNEE'S REQUIREMENTS OR OPERATE IN THE COMBINATIONS THAT MAY BE SELECTED FOR USE BY ASSIGNEE.

         6. Enforcement of Intellectual Property. Assignee will actively pursue and use reasonable efforts to protect against unauthorized use of said Work or any derivative use of the intellectual property contained in said Work. Assignee will assume the full cost of any litigation regarding same. Assignee agrees to promptly notify Assignor of any findings of unauthorized use of said work and Assignee agrees to split fifty percent (50%) of any recovery after deduction of expenses in said litigation with Assignor. Assignor shall have no obligation to be a party to such litigation but will agree to reasonably cooperate with Assignee in the conduct of the litigation.


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         7. Indemnification. Assignee fully indemnifies and holds harmless
Assignor for any cause of action or litigation, including attorneys' fees and damages, from Blackwood or any other third party regarding the transfer of ownership in the Work from Assignor to Assignee or from any transfer of rights from Assignor to Mercury Securities LLC. Assignor shall promptly notify Assignee upon its receipt of any notice of any such cause of action or litigation.

         8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto; this Agreement supersedes any prior oral or written agreement or understanding between the parties.

         9. Severability. If any term of this Agreement is found to be unlawful or unenforceable in any respect, the courts shall enforce such term, in whole or in part, and all other terms of this Agreement, to the fullest extent possible, and the remainder of the Agreement shall not be affected.

         10. Choice of Law and Forum. This Agreement will be interpreted under the laws of the State of Texas without giving effect to principles of conflicts of laws. Assignor and Assignee also agree and hereby submit to the exclusive personal jurisdiction and venue of the State Courts of Dallas County, Texas, and the United States District Court for the Northern District of Texas with respect to such matters.

         11. Assignment. Except as otherwise provided herein, none of the parties may assign or delegate this Agreement or any of its licenses, rights, or duties under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to a person or entity directly or indirectly controlling, controlled by or under common control with the party or into which it has merged or which otherwise has succeeded to all or substantially all of its business and assets and which has assumed in writing or by operation of law all obligations under this Agreement; provided, that upon any actual or purported assignment of this Agreement by Assignor, within a period of 2 (two) years from the date of this Agreement, to, or upon any merger of Assignee with or into any person or entity that is or that controls, is controlled by or under common control with any person or entity that is engaged in on-site day trading, or upon the acquisition of a controlling interest in Assignor by any person or entity that is or that controls, is controlled by or under common control with any person or entity that is engaged in on-site day trading, all of Assignor's rights under this Agreement (including without limitation the license granted hereunder), shall automatically terminate and be of no further force and effect.

         12. Further Assurances. Assignor agrees to execute and deliver, or cause its authorized agents to execute and deliver, any and all assignments, documents and instruments as may be necessary to vest in Assignee ownership of the Work and the contracts being assigned to Assignee pursuant to Section 1(c) hereof.

         13. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF and intended to be legally bound by, the parties have hereunder set their hands, the day and year first written above.

                                            ASSIGNOR:

                                            /s/ Rushmore Securities Corporation



                                            ASSIGNEE:

                                            /s/ MV Technologies, LLC






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                                   Schedule A


1. "Asset Purchase Agreement" dated June 15, 1999, between Block Trading Inc. and Rushmore Securities Corp. as amended by the Amended Asset Purchase Agreement dated October 18, 1999.

2. "Source Code License Agreement" dated September 10, 1999, between SmashTrade.com, Inc. and Rushmore Securities Corp.

3. "Software Assignment and Settlement Agreement" dated April 8, 1999, between Block Trading, Inc., RAD Holdings, LLC, Blackwood Trading LLC and Blackwood Securities LLC, and the amendment to said agreement entitled "Amendment to Software Assignment and Settlement Agreement between the same parties, dated August 26, 1999.